Disclaimer

 The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-131465 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

PLEASE DO NOT ALTER THIS PAGE. IT IS CUT DIRECTLY INTO A MODEL.
****LTV used is LTV for First Liens and CLTV for Second Liens
LTV :	Fixed $	2/28 $	3/27 $	5/25 $	Other	MH Stratification:
Below 70	34,458,473	48,799,758	12,816,887	1,753,100	0	Total Balance	0
70.01 to 75	13,716,395	22,226,044	6,919,745	1,246,333	0	% Pool Balance	0.00%
75.01 to 80	39,341,192	185,567,429	36,035,520	8,185,528	0	Ave. FICO	0
80.01 to 85	16,037,229	43,444,292	9,071,147	1,430,338	0	Ave. LTV	0
85.01 to 90	18,415,597	69,058,236	17,454,949	1,188,984	0	% Full Docs	0%
90.01 to 95	10,644,499	40,209,227	10,746,551	1,336,981	0
95.01 to 100	45,098,209	15,811,625	2,475,511	0	0	Silent Seconds Stratification:
100.01 plus						Total Balance	188,986,373
						% Pool Balance	26.5%
FICO						Ave. FICO	661
below 549	11,807,363	44,820,479	5,367,006	796,054	0	Ave. LTV	80.02
550 to 574	11,122,440	43,363,870	7,888,623	776,873	0	% Full Docs	51.62%
575 to 599	16,282,681	59,518,971	18,683,619	1,804,186	0
600 to 624	29,120,428	69,810,813	16,900,053	2,905,303	0	Second Lien Stratification:
625 to 649	32,410,893	71,704,986	13,307,338	3,636,461	0	Total Balance	44,126,847
650 to 674	25,828,703	50,622,284	10,061,208	1,621,493	0	% Pool Balance	6.18%
675 to 699	14,794,489	34,651,410	9,804,791	354,883	0	Ave. FICO	663
700 plus	36,344,596	50,623,797	13,507,673	3,246,010	0	Ave. LTV	99.69
						% Full Docs	49.19%
Property Type:
Single-Family Detached	132,467,215	303,383,794	70,800,439	11,065,509	0	LTV Above 90 Stratification:
PUD	23,334,705	62,564,982	10,530,217	2,315,034	0	Total Balance	126,322,602
Condo	11,603,474	28,203,542	3,919,371	665,689	0	% Pool Balance	17.70%
3+ Family Det.	1,178,389	3,201,329	82,425	0	0	Ave. FICO	647
Manufactured House						Ave. LTV	97.26
Other	9,127,809	27,762,964	10,187,858	1,095,032	0	% Full Docs	60.23%

Purpose:
Purchase	59,566,413	201,331,287	27,368,204	5,010,577	0
Refinance rate/term	21,740,555	24,954,648	5,130,802	1,378,553	0
Cash Out Refi (COF) Below 70 LTV	27,663,646	43,203,153	11,035,872	1,491,826	0
COF with LTV 70.01 to 75	11,511,252	18,499,132	6,129,231	1,246,333	0
COF with LTV 75.01 to 80	19,190,594	45,245,120	16,430,067	2,997,768	0
COF with LTV 80.01 to 85	13,283,903	30,030,235	8,348,134	1,095,958	0
COF with LTV 85.01 to 90	11,842,300	39,340,309	13,292,762	744,601	0
COF with LTV 90.01 to 95	6,546,810	18,450,461	7,515,038	1,175,648	0
COF with LTV 95.01 to 100	6,366,120	4,062,267	270,200	0	0
COF with LTV 100.01 plus
Other

Occupancy Status:
Owner Occupied	169,590,488	398,798,955	92,242,772	14,471,761	0
2nd Home	2,380,871	11,544,207	1,178,931	0	0
Investment	5,740,235	14,773,448	2,098,607	669,503	0
Other

Loan Balance
Below 50,000	15,946,760	299,126	49,787	0	0
50,000.01 to 100,000	38,349,943	21,946,136	3,918,159	370,637	0
100,000.01 to 150,000	39,208,935	56,350,251	10,932,667	2,578,877	0
150,000.01 to 200,000	26,073,866	71,901,440	15,851,686	3,062,028	0
200,000.01 to 400,000	46,774,936	185,195,143	47,555,892	6,658,011	0
400,000.01 to 500,000	6,587,271	43,167,971	8,885,170	1,268,445	0
500,000.01 to 600,000	2,170,668	27,024,198	4,392,215	592,000	0
600,000.01 to 1,000,000	2,599,213	19,232,345	2,780,672	611,266	0
1,000,000.01 and above	0	0	1,154,062	0	0

Loan Term
>30 Years
30 Years	162,203,216	425,116,610	95,520,310	15,141,265	0
20 Years	1,987,590	0	0	0	0
15 Years	13,421,609	0	0	0	0
Other	99,178	0	0	0	0

Documentation Type
Full Documentation	122,759,841	234,399,794	53,986,312	11,378,403	0
Limited Documentation
Stated Docs with LTV below 70	9,636,876	20,731,913	5,527,409	836,229	0
Stated Docs with LTV 70.01 to 75	3,242,081	8,701,895	2,395,865	224,587	0
Stated Docs with LTV 75.01 to 80	11,061,502	91,402,095	16,274,181	2,034,311	0
Stated Docs with LTV 80.01 to 85	3,538,977	20,600,834	3,933,881	389,220	0
Stated Docs with LTV 85.01 to 90	3,327,219	29,355,766	7,235,030	278,514	0
Stated Docs with LTV 90.01 to 95	2,223,868	16,290,410	4,784,347	0	0
Stated Docs with LTV 95.01 to 100	21,921,228	3,633,904	1,383,285	0	0
Stated Docs with LTV above 100.01
Other

Lien Status
1st Lien	133,584,746	425,116,610	95,520,310	15,141,265	0
Second Liens with LTV below 85	45,960	0	0	0	0
Second Liens with LTV 85.01 to 90	96,465	0	0	0	0
Second Liens with LTV 90.01 to 95	1,470,791	0	0	0	0
Second Liens with LTV 95.01 to 100	42,513,631	0	0	0	0
Second Liens with LTV above 100.01

Interest Only
Dollar of Mortgage Type	3,554,194	70,629,862	17,121,622	3,477,925	0
Ave. FICO	668	664	662	697	0
Ave. LTV	80.63	81.38	79.66	80.57	0
% Stated Docs	9.79	42.62	24.6	35.4	0
% Full Docs	90.21	57.38	75.4	64.6	0